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Exhibit 21

SUBSIDIARIES OF PEC SOLUTIONS, INC.

        The following is a listing of the subsidiaries of the Registrant:

Name of Entity	Jurisdiction of Organization
AC Technologies, Inc.	Delaware
Integrated Information Technology Corporation	Illinois

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SUBSIDIARIES OF PEC SOLUTIONS, INC.